Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

DESRI Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculations Rule	Amount Required	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(o)	—	—	$100,000,000	0.0000927	$9,270.00
	Total Offering Amounts					$100,000,000
	Total Fees Previously Paid					$ 9,270.00
	Total Fee Offsets					$ 0.00
	Net Fee Due					$ 0.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.